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CABLEVISION SYSTEMS CORPORATION
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Cablevision Systems Corporation 2015 Annual Meeting May 2015

Summary 2  Business and performance update  Commitment to enhanced governance practices  Board composition and new directors  Executive compensation  2015 Employee Stock Plan Our Board recommends a vote FOR all ballot items at our May 21, 2015 Annual Meeting

Continued Strong Performance 3 Source: Company filings + 3.7% + 8.9% + 163.8% Net Revenues: $6.5bn Adjusted Operating Cash Flow: $1.8bn1 Consolidated Free Cash Flow from Continuing Operations: $486.9m1 Financial Results (y-o-y comparison: 2014 vs. 2013) Leading Media and Telecommunications Company • We operate our businesses in an increasingly competitive, highly regulated, rapidly changing and complex technological environment • We continue to lead the industry with the highest penetration rates across our three primary products – digital cable television, high speed internet and voice services – of any major provider of similar services 1 See definition of Consolidated Free Cash Flow from Continuing Operations and Adjusted Operating Cash Flow included in the discussion of non-GAAP financial measures on page 13 of this presentation

80.0% 90.0% 100.0% 110.0% 120.0% 130.0% 1/1/2014 4/2/2014 7/2/2014 10/1/2014 12/31/2014 Cablevision S&P 500 Total Stockholder Returns 4 +18% Source: FactSet; Company filings Note: Includes dividends paid over the period . +14%

Focused Capital Allocation Strategy  We continue to balance investments in our products and network with our overall financial objectives, including returning capital to stockholders, while maintaining a strong balance sheet • In 2014, we returned capital to stockholders through quarterly dividends  Our capital allocation strategy is reviewed regularly to ensure alignment with the current operational and strategic direction of Cablevision given the continuously evolving landscape of the media and telecommunications market 5  Capital needs of the business  Balance sheet health  Return of capital (dividends & stock repurchases)  External investments/opportunities  Our business is capital intensive • Operating and maintaining our network requires continued investment of capital • We make investments in the development of new and innovative products and services for our customers as a way of differentiating ourselves from our competitors

Commitment to Enhanced Governance Practices • In 2014 and 2015, we significantly expanded our engagement efforts and during the last 12 months, the Company had discussions with holders of more than 75% of our Class A common stock • In addition to members of management, independent Class A directors participated in a number of these engagements 6 We are continuing to build upon our productive dialogue with Class A stockholders Robust Stockholder Engagement Efforts • We have enhanced our proxy disclosure, including information relating to our stockholder engagement efforts, the role of our standing board committees and our independent committee, and our compensation program Increased Proxy Statement Disclosure • During the last 12 months, we added two new independent Class A directors to the Board, Joseph J. Lhota (May 2014) and Steven J. Simmons (July 2014), each bringing fresh perspective and significant industry knowledge to the boardroom • With the addition of these directors, Class A director representation is approximately 33% of the Board, well-above the required 25% Board Refreshment

Current Board Composition 7 • Elected by Class A stockholders • Currently one-third of Board (well- above the required 25%) • Fully independent 1 • Key skills and experience, including:  Executive leadership  Industry knowledge  Government service  Financial expertise  Public company board service Class A Directors • Elected by Class B stockholders • Currently two-thirds of Board • Significant industry experience and other important skills and expertise, including:  Executive leadership  Industry knowledge  Investment experience  Institutional knowledge of the Company  Public company board service Class B Directors 1 Independence standards defined by the New York Stock Exchange and the Securities and Exchange Commission

Role of Independent Class A Directors 8 Key Roles and Responsibilities Compensation and Audit Oversight 100% independent Class A director representation on key board committees, including Compensation and Audit Review and Approval of Certain Related Party Transactions An Independent Committee, comprised exclusively of independent Class A directors, reviews and approves certain related party transactions to ensure the interests of Class A stockholders are appropriately considered and protected Nominations of Class A Directors Nominees for election as Class A directors are recommended by a majority of the Class A directors then in office OVERSIGHT PROTECTION OF RIGHTS BOARD COMPOSITION

Track Record of Alignment of Class A & B Stockholder Interests 9 • The Dolan Family Group, Cablevision’s largest stockholder, represents more than 20% combined ownership of all classes of stock outstanding • Holds both Class A and B stock • Economic ownership and controlling position enable focus on long-term strategy of Cablevision • Pro rata treatment of Class A and B stockholders in spin-offs (MSG & AMC) • Consistent return of capital through dividends; currently at $0.15/share quarterly • History of share repurchases, with more than $1bn shares repurchased since inception; approx. $455m currently available for future repurchases  Equitable Treatment of Stockholders and Consistent Delivery of Capital Returns  Class B Stockholders Have Strong Incentive to Drive Value Creation and Long-Term Growth

Executive Compensation Philosophy 10 Pay for Performance • Majority of executive compensation is at risk and based on the performance of the company Our Compensation practices are consistent with our key pillars Long-Term Focus • Executive incentives are more heavily weighted on long-term than short-term accomplishments and results Alignment of Interests • Equity-based compensation aligns executives’ interests with our stockholders’ interests Attract and Retain Talent • Competitive compensation opportunities to attract, retain, motivate and reward our talented executives

Enhancements to 2015 Long-Term Performance Awards 11  The transition to the use of equity incentives creates further direct alignment with the interests of our stockholders and is responsive to stockholder sentiment  Our compensation discussion and analysis also reflects greater disclosure and transparency We anticipate continued use of equity-based compensation for our long-term performance awards  Our 2015 long-term performance awards were granted in equity rather than cash1  These equity awards were granted in the form of performance restricted stock units that vest at the end of 3 years, subject to the achievement of specified performance criteria  As a result, our compensation program has become increasingly equity-based to further align executives’ incentives with stockholders 1 Excludes a cash award to one named executive officer which was granted pursuant to an employment agreement

2015 Employee Stock Plan 12  Our current compensation plan, including the recent transition from cash to equity awards in our long-term incentive plan, is heavily equity-based to ensure strong alignment with our stockholders  To allow us to continue using equity as part of our long-term incentive plan, we are seeking approval of our 2015 Employee Stock Plan: • We are requesting authorization for 25 million shares to be available for future issuance • Shares available for issuance under the plan are expected to provide sufficient shares for our equity-based compensation needs for approximately four years • The additional shares enable the company to attract and retain key talent to manage and drive the growth of our business • Upon approval of the 2015 Plan, all remaining available shares other than those subject to outstanding grants of restricted stock, restricted stock units or stock options, will be canceled and no further awards will be granted under the 2006 Employee Stock Plan Our emphasis on equity compensation aligns the interests of our executives with shareholders

Non-GAAP Financial Measures  We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense allows investors to better track the performance of the various operating units of our business without regard to expense associated with awards of restricted shares, restricted stock units and stock options that are not expected to be made in cash.  We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure. We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of 2014 AOCF to operating income (loss), please see page 7 of our earnings release for the fourth quarter and full year 2014 issued on February 25, 2015.  We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) plus any excess tax benefit related to share-based awards less capital expenditures (continuing operations), all of which are reported in our Consolidated Statement of Cash Flows. Net cash from operating activities excludes net cash from operating activities of our discontinued operations. We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities. We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses. It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. 13

Questions? 14 Please contact: Cindi Buckwalter Senior Vice President, Investor Relations cbuckwal@cablevision.com (516) 803-2264